Exhibit 10.17

Edwards Lifesciences Corporation
2020 Nonemployee Directors Stock Incentive Program
Restricted Stock Units Agreement
You have been selected to be a Participant in the Edwards Lifesciences Corporation 2020 Nonemployee Directors Stock Incentive Program (the “Program”), as specified below:
Participant:
Date of Grant:
Number of Restricted Stock Units Granted:
Vesting Date: The Restricted Stock Units shall vest on the date and in the amount listed below:

Vesting Date	Number of Units Which Vest

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Stock Units by Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Program.
The Program provides additional terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Program, the Program’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Program, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1.    Restricted Stock Units. The Participant is entitled to receive one Share for each Restricted Stock Unit, provided the Restricted Stock Units have not terminated.
2.    Service to the Company. Except as may otherwise be provided in Sections 5 or 6, the Restricted Stock Units granted hereunder shall vest in full on the Vesting Date (as set forth above) provided the Participant remains a Nonemployee Director of the Company from the Date of Grant through (and including) such date.
This grant of Restricted Stock Units shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock Units or other Awards in the future under the Program.
3.    Issuance of Shares. Except as may otherwise be provided herein and in the Program, the Shares issuable with respect to any Restricted Stock Units that have vested shall be issued as soon as administratively feasible following the vesting date applicable to such units. Any such issuance of Shares shall be subject to applicable Federal and state securities laws.
4.    Shareholder Rights. The Participant shall not have any shareholder rights hereunder with respect to any Shares issuable until the Shares have been issued.

5.    Termination of Directorship.
a)By Death or Disability: In the event the service of the Participant is terminated due to the Participant’s death or Disability, then the Restricted Stock Units held by the Participant at the time of his or her death or Disability shall immediately become fully vested.
b)Termination for Other Reasons: In the event of the Participant’s termination of service with the Company for any reason other than the Participant’s death or Disability, all Restricted Stock Units held by the Participant at the time of service termination and still subject to vesting shall be forfeited by the Participant to the Company.
6.    Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company prior to the Participant’s termination of service, the Restricted Stock Units shall immediately become fully vested.
7.    Nontransferability. Restricted Stock Units granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Program.
8.    Restriction on Sale of Shares. Notwithstanding any other provision of the Program or this Agreement to the contrary, the Shares acquired upon vesting of the Restricted Stock Units (net of any Shares sold to cover applicable taxes due in connection with the settlement of the Restricted Stock Units) may not be sold, transferred or otherwise disposed of prior to the Participant's cessation of service as a Nonemployee Director of the Company.
9.    Recapitalization. The Restricted Stock Units subject to this Agreement are subject to adjustment pursuant to Section 5.4 of the Program.
10.    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the minimum withholding tax requirement, in whole or in part, by having the Company withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to or less than such minimum withholding tax.
11.    Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
12.    Continuation of Service. This Agreement shall not confer upon the Participant any right to continue providing services to the Company or to be nominated to the Board, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s service at any time.
13.    Miscellaneous.
a)This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Program, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Program. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to this Agreement, as it may deem advisable for regulatory compliance, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Program and this Agreement, all of which shall be binding upon the Participant.
b)The Committee may terminate, amend or modify the Program or this Agreement; provided, however, that no such termination, amendment, or modification of the Program or this Agreement may in any material way adversely affect the Participant’s rights under this Agreement, without the express consent of the Participant.
c)The Participant agrees to take all steps necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Agreement.
d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e)All obligations of the Company under the Program and this Agreement, with respect to the Restricted Stock Units, shall to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
f)To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Accepted and agreed:

Company:        Director:
Edwards Lifesciences Corporation

By: ________________________    By: __________________________